Exhibit 10.1
LETTER AGREEMENT
January 31, 2025
Oaktree Specialty Lending Corporation (the “Company”)
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Re: Fee Waiver Agreement
This Letter Agreement documents the waiver by Oaktree Fund Advisors, LLC (the “Adviser”) of certain Incentive Fees payable to it by the Company pursuant to the Third Amended and Restated Investment Advisory Agreement between the Company and the Adviser, dated November 14, 2024 (the “Investment Advisory Agreement”), as set forth therein. Defined terms used but not defined in this Letter Agreement shall have the meanings set forth in the Investment Advisory Agreement.
Effective as of October 1, 2024, the Adviser hereby waives the Incentive Fee on Income in such an amount, if any, as necessary such that the Incentive Fee on Income does not exceed (a) 17.5% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Trailing Twelve Quarters (or portion thereof) less (b) the aggregate Incentive Fees on Income that were paid to the Investment Adviser (including the effect of waivers, if any) in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters. For the avoidance of doubt, in no quarter shall the Incentive Fee on Income be less than zero.
“Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters means (x) Pre-Incentive Fee Net Investment Income, since October 1, 2024, in respect of the Trailing Twelve Quarters less (y) any Net Capital Loss, since October 1, 2024, in respect of the Trailing Twelve Quarters.
“Trailing Twelve Quarters” means the current calendar quarter and each of the eleven preceding calendar quarters beginning with the calendar quarter that commenced October 1, 2024, as the case may be (or the appropriate portion thereof in the case of any of the first eleven calendar quarters commencing on or after October 1, 2024). The Trailing Twelve Quarters will be a total of less than 12 full fiscal quarters for all periods ending prior to September 30, 2027.
“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

This Letter Agreement shall terminate upon the termination of the Investment Advisory Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended.
Sincerely,
Oaktree Fund Advisors, LLC

By: Oaktree Capital II, L.P., its managing member

By:     /s/ Mary Gallegly
Name:    Mary Gallegly
Title:    Authorized Signatory

By:     /s/ Jessica Dombroff
Name:    Jessica Dombroff
Title:    Authorized Signatory

ACKNOWLEDGED AND ACCEPTED
Oaktree Specialty Lending Corporation
By:     /s/ Mathew Pendo
Name:    Mathew Pendo
Title:    President